Sub-Item 77D: Policies with respect to
security investments.

The investment policies of the Delaware
Delchester Fund and the Delaware High-
Yield Opportunities Fund have been revised.
The revisions to the investment policies of the Delaware Delchester Fund and the Delaware High-Yield Opportunities Fund are incorporated herein by reference to the supplement dated August 21, 2006 to the Registrants prospectuses for the Delaware
Delchester Fund and the Delaware High-
Yield Opportunities Fund dated November
28, 2005 as filed with the Securities and Exchanged Commission on August 21, 2006
(SEC Accession No. 0000027825-06-
000004).